EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2015 RESULTS

~ Fourth Quarter Diluted EPS of $0.40 and Full Year Diluted EPS of $2.02 ~
~ Company Introduces Fiscal 2016 Guidance Expecting Net Sales of $590 million to $600 million and EPS of $2.00 to $2.10 ~
~ Board Approves 10% Increase in the Company’s Regular Quarterly Dividend ~

Paramus, NJ – March 31, 2015 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2015 results for the periods ended January 31, 2015.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our brands and businesses performed above our revised expectations and led to fourth quarter and fiscal year 2015 earnings surpassing our guidance. The overall watch category experienced slower growth than in previous years and we saw retailers curtailing their purchasing to more tightly manage their inventory.  In addition, extreme fluctuation in foreign currency exchange rates late in the year impacted our results.  Neverthless, we experienced improved sell-through at retail as a result of our design innovation and strength of our brands. As we look towards fiscal 2016 we expect currency headwinds to continue and that we will continue to see a slow growth retail environment.  We are taking a number of actions intended to improve our results in this coming year including selective price increases and continued focus on operating expenses while continuing to invest in product innovation and global growth initiatives. We are pleased with the positioning of our brands and businesses as we begin fiscal 2016.”

The Company recorded no unusual items in the fourth quarter and full fiscal year of 2015.

During the fourth quarter of fiscal 2014, the Company recorded a pre-tax charge of $8.3 million, or $0.20 per diluted share, in connection with its reallocation strategy of reducing the presence of ESQ Movado while expanding the Movado brand offering in certain retail doors.  Partially offsetting this unusual item was a pre-tax benefit of approximately $2.5 million, or $0.06 per diluted share, related to a refund from U.S. Customs and Border Protection for duty payments made in the 2008 through 2011 period for imported watches subsequently exported out of the United States.  Additionally, operating expenses for the fourth quarter of fiscal 2014 reflected a $2.0 million pre-tax charge, or $0.05 per diluted share, related to a charitable contribution to the Movado Group Foundation. Also, in the second quarter of fiscal 2014, the Company recorded a $1.0 million tax benefit, or $0.04 per diluted share, primarily related to the release of liabilities for uncertain tax positions as a result of favorable U.S. and foreign audit settlements. Lastly, during the first quarter of fiscal 2014, the Company recorded a $1.5 million pre-tax gain, or $0.04 per diluted share, related to the sale of a Company-owned building in Switzerland, which was reflected in other income.

Fourth Quarter Fiscal 2015 Results Compared to Fourth Quarter Fiscal 2014 Results on an Adjusted Basis (see attached table for GAAP and non-GAAP measures)
—	Net sales were $133.9 million compared to adjusted net sales of $140.1 million in the prior year period. Adjusted net sales for the fourth quarter of fiscal 2014 excluded the impact of the $7.8 million charge in the fourth quarter of fiscal 2014 for anticipated sales returns related to the ESQ reallocation strategy described above. Net sales on a constant dollar basis decreased 1.5% compared to adjusted net sales for the fiscal 2014 fourth quarter.
—	Gross profit was $67.4 million, or 50.3% of sales, compared to adjusted gross profit $74.3 million, or 53.0% of sales last year. Fourth quarter fiscal 2014 gross profit excludes the charge to gross profit for anticipated sales returns and the write down of excess inventory related to the ESQ reallocation strategy, in addition to the duty refund in the fourth quarter of fiscal 2014.
—	Operating expenses decreased $2.6 million or 4.3% to $57.3 million in the fourth quarter of fiscal 2015 from an adjusted $59.9 million in the fourth quarter last year. Adjusted operating expenses in the fourth quarter of fiscal 2014 excluded the $2.0 million pre-tax charge related to a contribution to the Movado Group Foundation and a $0.8 million write down of excess displays and point of sale materials related to the ESQ reallocation strategy.
—	Operating income in the fourth quarter was $10.1 million compared to adjusted operating income of $14.4 million in the prior year period.
—	Provision for income tax was $33,000 compared to an adjusted tax provision of $2.2 million in the fiscal 2014 fourth quarter.
—	Net income was $10.1 million, or $0.40 per diluted share, compared to adjusted net income of $12.0 million, or $0.46 per diluted share, for the same period in the prior year.

Fourth Quarter Fiscal 2015 Results Compared to Fourth Quarter Fiscal 2014 Results on a GAAP Basis
—	Net sales were $133.9 million compared to $132.3 million in the fourth quarter of fiscal 2014. Net sales on a constant dollar basis increased 4.3% compared to the fiscal 2014 fourth quarter.
—	Gross profit was $67.4 million, or 50.3% of sales, compared to $69.3 million, or 52.4% of sales, in the fiscal 2014 fourth quarter.
—	Operating expenses were $57.3 million, or 42.8% of net sales from $62.6 million, or 47.4% of net sales in the fourth quarter last year.

—	Operating income totaled $10.1 million compared to operating income of $6.6 million in the fiscal 2014 fourth quarter.
—	Provision for income tax was $33,000 compared to a tax benefit of $793,000 in the fiscal 2014 fourth quarter.
—	Net income was $10.1 million, or $0.40 per diluted share compared to $7.2 million, or $0.28 per diluted share, in the fiscal 2014 fourth quarter.

Full Year Fiscal 2015 Results Compared to Full Year Fiscal 2014 Results on an Adjusted Basis (see attached table for GAAP and non-GAAP measures)
—	Net sales were $587.0 million compared to adjusted net sales of $578.1 million in fiscal 2014. In the fourth quarter of fiscal 2014, adjusted net sales excluded the impact of the $7.8 million charge for anticipated sales returns related to the ESQ reallocation strategy mentioned above. Net sales on a constant dollar basis increased 1.9% from adjusted net sales in fiscal year 2014.
—	Gross profit was $310.0 million, or 52.8% of sales, compared to adjusted gross profit of $310.3 million, or 53.7% of sales, last year. Fiscal 2014 gross profit excludes the charge to gross profit for anticipated sales returns and the write down of excess inventory related to the ESQ reallocation strategy, in addition to the duty refund in the fourth quarter of fiscal 2014.
—	Operating expenses increased $3.7 million or 1.6% to $238.5 million in fiscal 2015 from adjusted operating expenses of $234.8 million last year. Adjusted operating expenses in fiscal 2014 excluded the $2.0 million pre-tax charge related to a contribution to the Movado Group Foundation and a $0.8 million write down of excess displays and point of sale materials related to the ESQ reallocation strategy.
—	Operating income for fiscal 2015 was $71.5 million as compared to adjusted operating income of $75.5 million for fiscal 2014.
—	The effective tax rate for fiscal 2015 was 27.1% which compared to the adjusted effective tax rate of 27.8% in fiscal 2014.
—	Net income was $51.8 million, or $2.02 per diluted share, for fiscal 2015 compared to adjusted net income of $53.6 million, or $2.07 per diluted share, for the prior year.

Full Year Fiscal 2015 Results Compared to Full Year Fiscal 2014 Results on a GAAP Basis
—	Net sales were $587.0 million compared to $570.3 million in fiscal 2014. Net sales on a constant dollar basis increased 3.3% from fiscal 2014.
—	Gross profit was $310.0 million, or 52.8% of sales, compared to $305.3 million, or 53.5% of sales in fiscal 2014.
—	Operating expenses were $238.5 million, or 40.6% of net sales compared to $237.5 million, or 41.7% of net sales in fiscal 2014.
—	Operating income increased to $71.5 million compared to operating income of $67.7 million in fiscal 2014.
—	Provision for income taxes was $19.3 million compared to $17.4 million in fiscal 2014.
—	Net income was $51.8 million, or $2.02 per diluted share, in fiscal 2015. This compares to net income of $50.9 million, or $1.97 per diluted share, in fiscal 2014.

Rick Coté, Vice Chairman and Chief Operating Officer, stated, “The dramatic foreign exchange rate changes in our core currencies such as the Euro, the Swiss franc and the U.S. dollar have had a significant impact on our fiscal 2016 financial plans. To deal with these external realities we are taking decisive actions to mitigate their impact. First we will be taking selective price increases. Second, we are streamlining certain aspects of our business to provide greater operating efficiencies and third our supply chain organization is focusing on sourcing improvement opportunities. We expect that these actions will allow us to deliver financial performance improvements and return us to delivering sustainable profitable growth.”

Mr. Coté continued “Our balance sheet remains exceptionally strong with approximately $200 million in cash. We also delivered another strong year of cash flow from operations of approximately $60 million in fiscal 2015.  This strong financial position has allowed us to repurchase close to 834,000 shares for $26.4 million this year and our Board of Directors has approved a 10% increase in our quarterly dividend to $0.11 per share.”

Fiscal 2016 Guidance
In fiscal 2016, the Company anticipates that net sales will increase to a range of $590 million to $600 million, gross margin percent will be approximately 53.5%, and operating income will increase to approximately $72.0 million to $75.0 million. The Company anticipates net income in fiscal 2016 to be approximately $48.5 million to $51.0 million, or $2.00 to $2.10 per diluted share, reflecting a 30% anticipated effective tax rate and reduced share count. The Company's guidance also assumes no further significant fluctuations from prevailing foreign currency exchange rates as well as no unusual items for fiscal 2016.

The Company also anticipates recording a $3.0 million to $4.0 million pre-tax charge related to operating efficiency initiatives in fiscal 2016. The Company expects the majority of this charge, which is excluded from its guidance, to be recorded in the first quarter.

Quarterly Dividend Increase and Share Repurchase Program
The Company also announced that the Board of Directors approved a 10% increase in the Company’s quarterly cash dividend to $0.11 for each share of the Company’s outstanding common stock and class A common stock. This dividend will be paid on April 24, 2015 to all shareholders of record as of the close of business on April 10, 2015.

During the fourth quarter of fiscal 2015, the Company repurchased approximately 489,000 shares under its share repurchase program.  As of January 31, 2015, $36.9 million was utilized of the $100 million share repurchase authorization.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, March 31st, at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 428-9490.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on March 31, 2015 until 11:59 p.m. ET on April 7, 2015 and can be accessed by dialing (877) 870-5176 and entering replay pin number 1728322.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted net sales, adjusted gross margin and adjusted operating expenses, which are relevant measures under GAAP, adjusted to eliminate a charge for the ESQ reallocation strategy as well as a duty refund and donations to the Company’s charitable foundation.  The Company is also presenting adjusted operating income, which is operating income under GAAP, adjusted to eliminate a charge for the ESQ reallocation strategy, a duty refund and donations to the Company’s charitable foundation.  The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which is net income, earnings per share and effective tax rate under GAAP adjusted to eliminate the after tax impact of the charge for the ESQ reallocation strategy, the duty refund, the sale of a building, charitable donations and other tax matters.  The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year.  The Company believes this information is useful to investors to facilitate comparisons of operating results.  These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation,  the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2015	2014	2015	2014

Net sales	$133,911	$132,259	$586,980	$570,255

Cost of sales	66,528	63,005	276,998	264,994

Gross profit	67,383	69,254	309,982	305,261

Operating expenses	57,318	62,641	238,495	237,519

Operating income	10,065	6,613	71,487	67,742

Other income	-	-	-	1,526
Interest expense	(217)	(142)	(489)	(436)
Interest income	69	33	166	86

Income before income taxes	9,917	6,504	71,164	68,918

Provision for / (benefit from) income taxes	33	(793)	19,264	17,373

Net income	9,884	7,297	51,900	51,545

Less: Net (loss) / income attributed to noncontrolling interests	(167)	104	124	668

Net income attributed to Movado Group, Inc.	$10,051	$7,193	$51,776	$50,877

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.40	$0.28	$2.02	$1.97
Weighted diluted average shares outstanding	25,326	25,822	25,581	25,849

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change	% Change
	Three Months Ended		% Change	Constant	Adjusted
	January 31,		As Reported	Dollar	Constant Dollar (1)

	2015	2014

Total net sales	$133,911	$132,259	1.2%	4.3%	-1.5%

	As Reported			% Change	% Change
	Twelve Months Ended		% Change	Constant	Adjusted
	January 31,		As Reported	Dollar	Constant Dollar (1)

	2015	2014

Total net sales	$586,980	$570,255	2.9%	3.3%	1.9%

(1)	In the prior year, net sales were adjusted for a pre-tax charge of $7.8 million related to the ESQ reallocation strategy.

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Net Income	Earnings Per Share
Three Months Ended January 31, 2015
As Reported (GAAP)	$133,911	$67,383	$10,065	$9,917	$10,051	$0.40

Three Months Ended January 31, 2014
As Reported (GAAP)	$132,259	$69,254	$6,613	$6,504	$7,193	$0.28
Duty Refund (1)		(2,500)	(2,500)	(2,500)	(1,550)	(0.06)
Charitable Contribution (2)			2,000	2,000	1,240	0.05
ESQ Strategy (3)	7,800	7,500	8,263	8,263	5,123	0.20
Adjusted Results (Non-GAAP)	$140,059	$74,254	$14,376	$14,267	$12,006	$0.46 *

Twelve Months Ended January 31, 2015
As Reported (GAAP)	$586,980	$309,982	$71,487	$71,164	$51,776	$2.02

Twelve Months Ended January 31, 2014
As Reported (GAAP)	$570,255	$305,261	$67,742	$68,918	$50,877	$1.97
Duty Refund (1)		(2,500)	(2,500)	(2,500)	(1,550)	(0.06)
Charitable Contribution (2)			2,000	2,000	1,240	0.05
ESQ Strategy (3)	7,800	7,500	8,263	8,263	5,123	0.20
Tax Adjustment (4)					(1,000)	(0.04)
Building Sale (5)				(1,526)	(1,099)	(0.04)
Adjusted Results (Non-GAAP) (6)	$578,055	$310,261	$75,505	$75,155	$53,591	$2.07

(1)	Reflects a duty refund on drawback claims filed to recover duty payments made by the Company in calendar years 2008 through 2011.
(2)	Reflects a contribution to the Movado Group Foundation.
(3)
Reflects a charge related to the Company’s decision to reduce the presence of ESQ Movado in certain retail doors while expanding the Movado brand offering.  This charge consists of anticipated returns from affected customers and the write down of exceess inventory, displays and point of sale materials related to this strategy.

(4)	Reflects the release of liabilities for uncertain tax positions as a result of favorable U.S. and foreign audit settlements.
(5)	Reflects a gain on a sale of a building in Switzerland.
(6)	The adjusted tax rate for the twelve months ended January 31, 2014, was 27.8%.
*	The sum of the items may not equal the calculated total due to rounding.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	January 31,
	2015	2014
ASSETS

Cash and cash equivalents	$199,852	$157,659
Short-term investments	-	33,099
Trade receivables	74,106	68,683
Inventories	170,788	181,305
Other current assets	40,532	44,564
Total current assets	485,278	485,310

Property, plant and equipment, net	46,673	47,796
Deferred income taxes	13,550	14,891
Other non-current assets	37,522	30,613
Total assets	$583,023	$578,610

LIABILITIES AND EQUITY

Accounts payable	$27,767	$33,598
Accrued liabilities	25,921	29,118
Accrued payroll and benefits	5,012	14,455
Deferred and current income taxes payable	7,372	6,422
Total current liabilities	66,072	83,593

Deferred and non-current income taxes payable	3,470	3,518
Other non-current liabilities	29,196	25,509
Noncontrolling interests	2,076	2,686
Shareholders’ equity	482,209	463,304
Total liabilities and equity	$583,023	$578,610

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	January 31,

	2015	2014
Cash flows from operating activities:
Net income	$51,900	$51,545
Depreciation and amortization	12,469	12,233
Other non-cash adjustments	15,675	12,504
Changes in working capital	(20,216)	(18,945)
Changes in non-current assets and liabilities	(232)	(2,821)
Net cash provided by operating activities	59,596	54,516

Cash flows from investing activities:
Capital expenditures	(11,132)	(16,707)
Proceeds from short-term investments	33,736	-
Proceeds from sale of an asset held for sale	-	2,196
Short-term investments	-	(33,099)
Long-term investments	(1,200)	-
Other investing	189	(285)
Net cash provided by / (used in) investing activities	21,593	(47,895)

Cash flows from financing activities:
Dividends paid	(10,104)	(6,637)
Stock repurchase	(26,382)	(10,488)
Other financing	306	610
Net cash (used in) financing activities	(36,180)	(16,515)

Effect of exchange rate changes on cash and cash equivalents	(2,816)	(336)
Net change in cash and cash equivalents	42,193	(10,230)
Cash and cash equivalents at beginning of year	157,659	167,889

Cash and cash equivalents at end of year	$199,852	$157,659